Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-105189, No. 333-33210, No. 333-44539 and No. 33-77148, all on Forms S-8 of Tufco Technologies, Inc. of our report dated December 19, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” effective October 1, 2001), appearing in this Annual Report on Form 10-K of Tufco Technologies, Inc. for the year ended September 30, 2003.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Milwaukee, Wisconsin
December 29, 2003